Exhibit 3.48

AMENDED AND RESTATED

CERTIFICATE OF

LIMITED PARTNERSHIP

OF

LAKE COGEN, LTD.

The undersigned, for the purpose of restating and amending the certificate of limited partnership of Lake Cogen, Ltd., which certificate was initially filed on March 13, 1991, and subsequently amended by amendments filed October 15, 1991, and November l, 1991, does hereby certify, effective as of the date of filing of this amended and restated certificate, as follows:

1.             The name of the limited partnership is: LAKE COGEN, LTD.

2.             The address of the record keeping office of the limited partnership, where the records required by Florida Statute Section 620.106 are to be kept, is:

c/o	McDermott, Will & Emery
201 South Biscayne Blvd.
22nd Floor
Miami, Florida 33131

3.             The name and address of the agent for service of process for the limited partnership is:

CT CORPORATION SYSTEM

1200 South Pine Island Road

Plantation, Florida 33324

4.             The name and address of the sole general partner of the limited partnership is:

NCP LAKE POWER INCORPORATED

1100 Town & Country Road

Suite 800

Orange, California 92668

5.             The mailing address of the limited partnership is:

c/o	NCP LAKE POWER INCORPORATED
1100 Town & Country Road
Suite 800
Orange, California 92668

6.             The latest date on which the limited partnership is to dissolve is:

December 31, 2040

IN WITNESS WHEREOF, the undersigned general partner has duly executed this Amended and Restated Certificate of Limited Partnership of Lake Cogen, Ltd. in accordance with Section 620.109 of the Florida Revised Uniform Limited Partnership Act and directs that it be filed in accordance with such Section.

NCP LAKE POWER INCORPORATED,
General Partner

By:	/s/ David Brauer
	Name:	David Brauer
	Title:	President